Exhibit 10.12

VOTING AGREEMENT

TABLE OF CONTENTS

Page

1.	Voting Provisions Regarding Board of Directors		1

	1.1	Size of the Board	1
	1.2	Board Composition	1
	1.3	Failure to Designate a Board Member	1
	1.4	Removal of Board Members	1
	1.5	No Liability for Election of Recommended Directors	1

2.	Remedies		1

	2.1	Covenants of the Company	1
	2.2	Specific Enforcement	1
	2.3	Remedies Cumulative	1

3.	“Bad Actor” Matters.		1

	3.1	Representation	1
	3.2	Covenant	1

4.	Miscellaneous.		1

	4.1	Term.	1
	4.2	Successors and Assigns	1
	4.3	Governing Law	1
	4.4	Counterparts	1
	4.5	Titles and Subtitles	1
	4.6	Notices	1
	4.7	Consent Required to Amend, Terminate or Waive	1
	4.8	Severability	1
	4.9	Entire Agreement	1
	4.10	Manner of Voting	1
	4.11	Further Assurances	1

Schedule A          -         Investors

i

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), is made and entered into as of this 8th day of August 2017, by and among The tru Shrimp Company, a Delaware corporation (the “Company”), each holder (“Stockholder”) of the Company’s Common Stock, $0.001 par value per share (“Common Stock”) or holder (“Noteholder”) of a Convertible Promissory Note convertible into Common Stock listed on Schedule A (with the Stockholders and Noteholder collectively, the “Investors”).

RECITALS

A.

In connection with the formation of the Company, Investors, RNI Aquaculture, LLC, a Minnesota limited liability company (“RNI”) and Ralco Nutrition, Inc., a Minnesota corporation (“Ralco,” together with RNI, collectively the “Founders”) initially capitalized the Company and collectively, as of the date hereof, hold the majority of the issued and outstanding shares of Common Stock.

B.

Concurrently with the execution of this Agreement, the Company and Investor, Schwan’s Shared Services, LLC, a Delaware limited liability company (“Schwan’s”) are entering into a Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of the Company’s Common Stock, and in connection with that agreement the parties desire to provide Schwan’s with the right, among other rights, to designate the election of certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.

C.

On May 12, 2017 the Company entered into a note purchase agreement with Investor, Eagle Energy, LLC, a South Dakota limited liability company (“Eagle Energy”) for the purchase, sale and issuance by the Company of one of its Four Percent (4%) Convertible Promissory Notes (the “Notes”), with a Note issued to Eagle Energy effective May 31, 2017 and converted into Common Stock effective as of the date hereof, and in connection with the issuance of the Note the parties agreed to provide Eagle Energy with the right, among other rights, to designate the election of certain members of the Board in accordance with the terms of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.    Voting Provisions Regarding Board of Directors.

1.1    Size of the Board. Each Investor agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Investor, or over which such Investor has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock by whatever name called, now owned or subsequently acquired by an Investor, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2    Board Composition. Each Investor agrees to vote, or cause to be voted, all Shares owned by such Investor, or over which such Investor has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)    One person designated by RNI (the “RNI Designee”), which individual shall initially be Jon Knochenmus.

(b)    One person designated by Ralco (the “Ralco Designee”), which individual shall initially be Brian Knochenmus.

(c)    One person designated by Schwan’s (the “Schwan’s Designee”), who shall be appointed by Schwan’s by written notice to the Company.

(d)    One person designated by Eagle Energy (the “Eagle Designee”), which individual shall initially be David M. Fick; and

(e)    The Company’s Chief Executive Officer, who shall initially be Michael B. Ziebell (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Investors shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board; and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director.

To the extent that any of clauses (a) through (e) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3    Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4    Removal of Board Members. Each Investor also agrees to vote, or cause to be voted, all Shares owned by such Investor, or over which such Investor has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)    no director elected pursuant to this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person entitled under to designate that director, or (ii) the Person(s) originally entitled to designate or approve such director pursuant to is no longer so entitled to designate or approve such director;

(b)    any vacancies created by the resignation, removal or death of a director elected pursuant to Subsections 1.3 or 1.4 shall be filled pursuant to the provisions of this Section 1; and

(c)    upon the request of any party entitled to designate a director as to remove such director, such director shall be removed.

All Investors agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5    No Liability for Election of Recommended Directors. No Investor, nor any Affiliate of any Investor, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Investor have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.    Remedies.

2.1    Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

2.2    Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

2.3    Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.    “Bad Actor” Matters.

3.1    Representation. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (a “Disqualification Event”) is applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean with respect to any Person any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) of the Securities Act.

3.2    Covenant. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

4.    Miscellaneous.

4.1    Term.

This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of termination of this Agreement in accordance with Subsection 4.7 below.

4.2    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3    Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

4.4    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.5    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 4.6.

4.7    Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company and the Investors.

4.8    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.9    Entire Agreement. Upon the effectiveness of this Agreement shall constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

4.10    Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

4.11    Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

The tru Shrimp Company

By:
Name:
Title:

RNI Aquaculture, LLC

By:
Name:
Title:

Ralco Nutrition, Inc.

By:
Name:
Title:

Schwan’s Shared Services, LLC

By:
Name:
Title:

Eagle Energy, LLC

By:
Name:
Title:

Signature Page to Voting Agreement

SCHEDULE A

INVESTORS

Name and Address	Number of Shares Held

RNI Aquaculture, LLC	6,025,656.78

Ralco Nutrition, Inc.	1,000,000

Schwan’s Shared Services, LLC	1,114,827.20

Eagle Energy, LLC	557,405.17

1 Assumes full conversion of all issued and outstanding Notes.